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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-44498 of Applied Power Inc. on Form S-4 of our report dated September 25, 1997 (November 24, 1999 as to the restatement for the 1998 pooling of interests described in Notes A and B), appearing in the Amendment to the Annual Report on Form 10-K/A of Applied Power Inc. for the year ended August 31, 1999 and to the use of our report appearing in the Prospectus, dated September 25, 1997 (November 24, 1999 as to the restatement for the 1998 pooling of interests described in Notes A and B, July 7, 2000 as to the reclassification for the discontinued operations as described in Note B). We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin
September 18, 2000